Exhibit 10.(ii)

NET WORTH MAINTENANCE AGREEMENT

THIS NET WORTH MAINTENANCE AGREEMENT (“Agreement”) is made and entered into as of the 1st day of June, 2009 (the “Effective Date”) by and between American Equity Investment Life Insurance Company (“Parent”) and Eagle Life Insurance Company (“Beneficiary”).

WITNESSETH:

WHEREAS, Parent directly owns 100% of the issued and outstanding common stock of Beneficiary; and

WHEREAS, Beneficiary is a company with operations that are distinct and separate from those of Parent but its operations are integral to Parent’s strategic direction; and

WHEREAS, Parent and Beneficiary recognize the importance in a competitive insurance industry of obtaining the highest possible ratings for financial strength; and

WHEREAS, Parent and Beneficiary desire to take certain actions to enhance and maintain the financial strength of Beneficiary;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Capital and Surplus.  Parent agrees that it shall cause Beneficiary to have at all times during the term of this Agreement the greater of:

(a)    A capital and surplus of $5 million; or

(b)   The amount of capital and surplus as shall be necessary to maintain a Risk Based Capital ratio based upon Company action level of at least 300% on an on-going basis.

2.             Liquidity.  During the term of this Agreement, Parent shall cause Beneficiary to have the liquidity necessary to enable it to meet its current obligations on a timely basis; provided, however, that such liquidity shall be provided in accordance with, and only to the extent permitted by, applicable law.

3.             Waivers.  Parent hereby waives any failure or delay on the part of Beneficiary in asserting or enforcing any of its rights or in making any claims or demands hereunder.

4.             Term and Termination.  Unless earlier terminated in accordance with this Paragraph 4, this Agreement shall continue indefinitely.  Parent shall have the

Net Worth Maintenance Agreement

American Equity Investment Life Insurance Company

Eagle Life Insurance Company

absolute right to terminate this Agreement upon thirty (30) days prior written notice to Beneficiary; provided, however, that Parent agrees not to terminate this Agreement unless Beneficiary attains a stand-alone rating from Standard and Poor’s or A.M. Best, without giving weight to the support of this Agreement, that is within one notch of its rating from such agency with such support, or Parent sells Beneficiary or Beneficiary’s entire block of business to an acquirer (i) having a rating from Standard and Poor’s or A.M. Best that is at least equal to the lower of (a) Parent’s then current rating from such agency or (b) Beneficiary’s then current rating as supported by this Agreement from such agency; or (ii) such that, after giving effect to the sale, Beneficiary attains a rating from Standard and Poor’s or A.M. Best that is within one notch of its then current rating from such agency as supported by this Agreement.  Notwithstanding the foregoing, this Agreement will terminate automatically upon the closing of a sale of Beneficiary by Parent and all provisions hereof will be of no further force and effect.

5.             Right to Enforce.  Any creditor of Beneficiary (including, but not limited to, its employees, policyholders and trade creditors) shall have the right to enforce the provisions of this Agreement through the state insurance regulator of such creditor’s state of residence if Beneficiary defaults on any claim or other payment owed to such creditor when due, and such insurance regulator may, at the request of such creditor made in accordance with and subject to the conditions of the Agreement, proceed directly against Parent to enforce the provisions of this Agreement during its term; provided, however, that no creditor of Beneficiary may take any action authorized under this Paragraph 5 unless and until (a) such creditor has given Parent written notice of its intent to enforce the terms of this Agreement as provided in this Paragraph 5, which notice shall specify in reasonable detail the nature of and basis for the creditor’s complaint and (b) Parent has failed to comply with this Agreement within sixty (60) days after such notice is given.

6.             Not a Guarantee.  This Agreement is not, and nothing herein contained and nothing done pursuant hereto by Parent shall constitute or be construed or deemed to constitute, an evidence of indebtedness or an obligation or liability of parent as guarantor, endorser, surety or otherwise in respect of any obligation, indebtedness or liability, of any kind whatsoever, of Beneficiary.  This Agreement does not provide, and is not intended to be construed or deemed to provide, any creditor of Beneficiary with recourse to or against any of the assets of Parent.

7.             Applicable Law and Forum.  This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa without giving effect to the principles of conflicts of laws.

8.             Assignment.  This Agreement shall be binding upon and enforceable against successors and permitted assigns.  Neither party hereto shall assign this Agreement or any rights or obligations hereunder, and no other person or entity entitled to take any action under this Agreement shall assign the right to take such action, without the prior written consent of the parties hereto (other than the party proposing to make such assignment), and any such attempted assignment without prior written consent shall be void and of no force or effect.

9.             Communications.  All notices, requests, demands and other communications under this Agreement (whether from Parent, Beneficiary, or any other person or entity) shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to which such notice is to be given; (b) on the date of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of transmission is obtained promptly after completion of transmission; (c) on the business day after delivery to Federal Express or similar overnight carrier or the Express Mail Service maintained by the United States Postal Service; or (d) on the fifth calendar day after mailing, if mailed to the party to which such notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Parent to:

American Equity Investment Life Insurance Company

Attn:  Ted Johnson

5000 Westown Parkway

West Des Moines, Iowa 50266

Facsimile:  515-440-2715

If to Beneficiary:

Eagle Life Insurance Company

Attn:  Marla Lacey

5000 Westown Parkway

West Des Moines, Iowa 50266

Facsimile:  515-221-9989

Any party hereto may change its address or facsimile number for the purpose of  this Paragraph 9 by giving the other party notice of its new address in the manner set forth above.

10.           Publicity.  No party hereto may, directly or indirectly, disclose the existence of this Agreement or the terms hereof, other than to any regulatory agency or rating agency, except with the permission of the other party hereto and then only as permitted by law.  Beneficiary may make such disclosures as are required by federal or state securities laws, without prior notice to, or consent of Parent.

11.           Severability.  If any provision of this Agreement shall be declared null, void or unenforceable in whole or in part by any court, arbitrator or governmental agency, said provision shall survive to the extent it is not so declared and all the other provisions of this Agreement shall remain in full force and effect unless, in each case, such declaration shall serve to deprive any of the parties hereto of the fundamental benefits of or rights under this Agreement.

12.           Entire Agreement.  This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

AMERICAN EQUITY INVESTMENT		EAGLE LIFE INSURANCE
LIFE INSURANCE COMPANY		COMPANY

By:	/s/ John M. Matovina	By:	/s/ James M. Gerlach
Title:	EVP & CFO	Title:	EVP